Exhibit 99.2

NEWS RELEASE

NABORS PRICES $600,000,000 IN SENIOR UNSECURED DEBT OFFERING

Hamilton, Bermuda, December 2, 2016 — Nabors Industries Ltd. (NYSE:NBR) (“Nabors”) today announced that its wholly owned subsidiary, Nabors Industries, Inc. (“NII”), has priced $600,000,000 in aggregate principal amount of its 5.5% senior unsecured notes due 2023, in the private placement offering it announced earlier today.  The notes will be fully and unconditionally guaranteed by Nabors Industries Ltd. The closing of the sale of notes is expected to occur on or about December 9, 2016.

The proceeds from the notes are intended to be used to prepay the $162.5 million portion due in 2018 under NII’s $325.0 million unsecured term loan and all amounts currently outstanding under NII’s unsecured revolving credit facility, which matures in 2020. Any proceeds not used for such purposes will be used for general corporate purposes, including to repay amounts outstanding under NII’s commercial paper program and to repurchase or repay other indebtedness of Nabors and its subsidiaries.

The notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes.

The notes will not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Nabors or NII, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

For further information regarding Nabors, please contact Dennis A. Smith, Vice President of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.